LNH REIT, Inc. 8-K

Exhibit 2(c)



 SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT



     This Second Amendment to Purchase and Sale Agreement is entered into on the 3rd day of January, 1995, by and between LNH
REIT, INC. ("Seller") and ELEKTRA ENTERPRISES, INC.
("Purchaser").

		R E C I T A L S

     A. Purchaser and Seller have entered into that certain Purchase and Sale Agreement effective October 10, 1994 (hereafter referred to as the "Agreement"), pursuant to which Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller, subject to the terms, provisions and conditions of the Agreement, that certain 90 acre tract of land in the City of Webster, Harris County, Texas, known as the Baypointe Land, more particularly described in the Agreement (the "Property").

     B. All terms in this Amendment which are defined terms under the Agreement shall have the same meaning as said terms have in the Agreement unless otherwise provided herein.

     C. The parties hereto have agreed to amend the Agreement pursuant to the terms, conditions and covenants particularly described herein and not otherwise.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Purchaser and Seller agree as follows:

 AGREEMENTS

     1. Right of Inspection; Contingency Period. In consideration for Three Thousand Dollars ($3,000.00), Seller shall hereby extend the time period allowed Purchaser to inspect the property from ninety (90) days following the Effective Date to one hundred twenty (120) days following the Effective Date. This additional Three Thousand Dollars ($3,000.00) shall be mailed to Seller upon execution of this amendment.
Additionally, these funds shall be non-refundable to Purchaser but may be applied to the Purchase Price upon closing.

     2. The Agreement, as amended, is hereby ratified and confirmed, and shall continue in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Second
Amendment as of the 3rd day of January, 1995.



	SELLER:

	LNH REIT, INC.

	BY:    /s/ N. Keith McKey

	PRINTED NAME:  /s/ N. Keith McKey

	TITLE:  CFO



	BY:  /s/  David H. Hoster

	PRINTED NAME:  /s/ David H. Hoster

	TITLE:  Executive Vice President

	PURCHASER:

	ELEKTRA ENTERPRISES, INC.

	BY: /s/  Maria C. Thodos

	PRINTED NAME:  /s/  Maria C. Thodos

	TITLE:  President